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                                                              EXHIBIT 21.1

                             SUBSIDIARIES OF GOMEZ ADVISORS, INC.

1.  Gomez Japan K.K. (Japan)
2.  Gomez Advisors, Ltd. (U.K.)
3.  Gomez Advisors International, Inc. (Delaware)
4.  Concord Bowling, Inc. (Delaware)